EXHIBIT 23.1




          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Premier Financial Services, Inc.:


We consent to incorporation by reference on Form S-8 of Premier Financial Services, Inc. of our report dated January 26, 1996, relating to the consolidated balance sheets of Premier Financial Services, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Premier Financial Services, Inc.




                                            KPMG PEAT MARWICK LLP

Chicago, Illinois
April 8, 1996